EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-372-7402

For Immediate Release

Capitol Bancorp Declares 62nd Consecutive Quarterly Cash Dividend

LANSING, Mich., and PHOENIX, Ariz.: February 1, 2008: The Board of Directors of Capitol Bancorp Limited (NYSE:CBC) today announced the Corporation’s 62nd consecutive quarterly cash dividend.  The dividend declared today of $0.25 per common share is payable March 3, 2008, to shareholders of record as of February 15, 2008.

Capitol Bancorp’s Chairman and CEO, Joseph D. Reid, said, “We are pleased to maintain the current dividend level as we move forward with plans to implement our geographic diversification strategy.  We continue with our efforts to strengthen and stabilize core earnings in the long-term through the development of a national community bank network.”

The Corporation opened eleven community banks in the states of California, Colorado, Nebraska, New York, Oregon, Texas and Washington during 2007 and has opened one de novo bank in early 2008.  Additionally, Capitol Bancorp currently has applications pending for seven de novo community banks in Arizona, Colorado, North Carolina, Ohio and Oklahoma.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $4.9 billion national community bank development company, with a network of 61 separately chartered banks and bank operations in 17 states. It has the distinction of having the most individual bank charters in the country. Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital for and mentors new community banks through their formative stages and provides efficient services to its growing network of community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors, composed of business leaders from the bank’s community.  Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.

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